Exhibit 10.1

ESCROW AGREEMENT

This Escrow Agreement is made and entered into as of the 30th day of June, 2006, by and among ANDERSON & STRUDWICK, INCORPORATED, a Virginia corporation (the “Underwriter”), GREEN PLAINS RENEWABLE ENERGY, INC., an Iowa corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION (the “Escrow Agent”).

R E C I T A L S:

A. The Company proposes to sell an indeterminate number of shares of common stock with a maximum aggregate purchase price of $100,000,000 and warrants exercisable for common stock (collectively, the “Shares”) of the Company at a price to be determined prior to closing (the “Offering”).

B. The Company has retained the Underwriter, as agent for the Company on a best efforts basis to sell the Shares in the Offering, and the Underwriter (including certain selected dealers) has agreed to sell the Shares in the Offering as the Company’s agent on a best efforts basis.

C. Officers and directors of the Company will also be selling Shares in the Offering.

D. The Escrow Agent is willing to hold proceeds of the Offering in escrow pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, it is hereby agreed as follows:

1. Establishment of the Escrow Agent. Contemporaneously herewith, the parties have established a non-interest-bearing account with the Escrow Agent, which escrow account is entitled “GPRE Escrow Account” (the “Escrow Account”). The Underwriter will transfer funds directly to the Escrow Agent as directed by its customers and will instruct other purchasers of the Shares to make checks payable to “U.S. Bank National Association – GPRE Escrow Account.”

2. Escrow Period. The escrow period (the “Escrow Period”) shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of the following dates:

(a) the date on which the Escrow Agent confirms that it has received in the Escrow Account gross proceeds of $100,000,000 (the “Maximum”);

(b) July 31, 2006;

(c) the date on which the Underwriter and the Company notify the Escrow Agent that the Offering has been terminated in writing; or

(d) the date on which the Underwriter and the Company notify the Escrow Agent that the Offering has closed.

During the Escrow Period, the Company is aware and understands that it is not entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

3. Deposits into the Escrow Account. The Underwriter agrees that it shall deliver to the Escrow Agent for deposit in the Escrow Account all monies received from purchasers of the Shares by noon of the next business day after receipt together with a written account of each sale, which account shall set forth, among other things, (i) the purchaser’s name and address, (ii) the number of Shares purchased by the purchaser, (iii) the amount paid therefor by the purchaser, and (iv) whether the consideration received from the purchaser was in the form of a check, draft or money order. The officers and directors of the Company shall provide similar information during the same time frame if they deliver to Escrow Agent for deposit in the Escrow Account monies received from purchasers of the Shares. The Escrow Agent agrees to hold all monies so deposited in the Escrow Account (the “Escrow Amount”) for the benefit of the parties hereto until authorized to disburse such monies under the terms of this Agreement.

4. Disbursements from the Escrow Account. If the Underwriter and the Company notify the Escrow Agent that the Offering has been terminated, the Escrow Agent shall promptly refund to each purchaser the amount received from the purchaser, without interest or deduction, penalty, or expense to the purchaser, and the Escrow Agent shall notify the Company and the Underwriter of its distribution of the funds. The purchase money returned to each purchaser shall be free and clear of any and all claims of the Company or any of its creditors.

In the event the Escrow Agent receives notice from the Company and the Underwriter that the Offering has Closed, on the date of Closing, the Escrow Agent shall disburse the Escrow Amount pursuant to the provisions of Section 6, provided, however, in no event will the Escrow Amount be released to the Company until such amount is received by the Escrow Agent in collected funds. For purposes of this Agreement, the term “collected funds” shall mean all funds, including fed funds, received by the Escrow Agent which have cleared normal banking channels.

5. Collection Procedure.

(a) The Escrow Agent is hereby authorized to deposit each check in the Escrow Account.

(b) In the event any check paid by a purchaser and deposited in the Escrow Account shall be returned, the Escrow Agent shall notify the Underwriter by telephone of such occurrence and advise it of the name of the purchaser, the amount of the check returned, and any other pertinent information. The Escrow Agent shall then transmit the returned check directly to the purchaser and shall transmit the statement previously delivered by the Underwriter relating to such purchase to the Underwriter.

(c) If the Company rejects any purchase of Shares for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected purchaser. If the Underwriter rejects any purchase for which the Escrow Agent has not yet collected funds but has submitted the purchaser’s check for collection, the Escrow Agent shall promptly issue a check in the amount of the purchaser’s check to the rejected purchaser after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected purchaser’s check for collection, the Escrow Agent shall promptly remit the purchaser’s check directly to the purchaser.

6. Delivery of Escrow Account.

(a) Prior to the Closing (as defined in Section 8 of this Agreement), the Underwriter and the Company shall provide the Escrow Agent with a statement, executed by each party, containing the following information:

(i) The total number of Shares sold by the Underwriter directly to purchasers, a list of each such purchaser, the number of Shares purchased by such purchaser, and specification of the manner in which the Shares should be issued;

(ii) The total number of Shares sold by the officers and directors of the Company where the proceeds from such sales have been deposited in the Escrow Account, a list of each purchaser, the number of Shares purchased by such purchaser, and specification of the manner in which the Shares should be issued; and

(iii) A calculation by the Underwriter and the Company as to the manner in which the Escrow Account should be distributed to the Company and the Underwriter and in the event of oversubscription or rejection of certain purchasers, the aggregate amount to be returned to individual purchasers and a listing of the exact amount to be returned to each such purchaser.

The Escrow Agent shall hold the Escrow Account and distribute it in accordance with the above-described statement on the date of Closing or such later date that it receives the above-described statement.

(b) Upon termination of the Offering by the Company or the Underwriter for any reason, the Escrow Agent shall return to the purchasers who contributed to the Escrow Account the exact amount contributed by them.

7. Investment of Escrow Account. The Escrow Agent shall deposit funds received from purchasers in the Escrow Account, which shall be a non-interest-bearing bank account at U.S. Bank National Association which constitutes a permissible investment under SEC Rule 15c2-4, as promulgated under the Securities Exchange Act of 1934, as amended.

8. Closing Date. The “Closing” shall be the date of closing of the Offering, and the “Closing Date” shall be the date that is designated to the Escrow Agent by the Underwriter and the Company as the Closing Date.

9. Compensation of Escrow Agent. The Company shall pay the Escrow Agent a fee for its services hereunder in an amount equal to Two Thousand Dollars ($2,000), which amount shall paid on the Closing Date. In the event the Offering is canceled for any reason, the Company shall pay the Escrow Agent its fee within ten (10) days after the Escrow Amount is refunded to purchasers. No such fee or any other monies whatsoever shall be paid out of or chargeable to the funds on deposit in the Escrow Account.

10. Disbursement Into Court. If, at any time, there shall exist any dispute between the Company, the Underwriter and/or the purchasers with respect to the holding or disposition of any portion of the Escrow Amount or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Amount or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if the Company and the Underwriter have not within 30 days of the furnishing by the Escrow Agent of a notice of resignation appointed a successor Escrow Agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either both of the following actions:

(a) suspend the performance of any of its obligations under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case my be); provided however, that the Escrow Agent shall continue to hold the Escrow Amount in accordance with Section 7 hereof; and/or

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Iowa, for instructions with respect to such dispute or uncertainty, and pay into court all funds held by it in the Escrow Account for holding and disposition in accordance with the instructions of such court.

The Escrow Agent shall have no liability to the Company, the Underwriter or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Account or any delay in or with respect to any other action required or requested of the Escrow Agent.

11. Duties and Rights of the Escrow Agent. The foregoing agreements and obligations of the Escrow Agent are subject to the following provisions:

(a) The Escrow Agent’s duties hereunder are limited solely to the safekeeping of the Escrow Account in accordance with the terms of this Agreement. It is agreed that the duties of the Escrow Agent are only such as herein specifically provided, being purely of a ministerial nature, and the Escrow Agent shall incur no liability whatsoever except for negligence, willful misconduct or bad faith.

(b) The Escrow Agent is authorized to rely on any document believed by the Escrow Agent to be authentic in making any delivery of the Escrow Account or the certificates representing the Shares. It shall have no responsibility for the genuineness or the validity of any document or any other item deposited with it and it shall be fully protected in acting in accordance with this Agreement or instructions received.

(c) The Company and the Underwriter hereby waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Agreement, unless such suit, claim, demand or cause of action is based upon the gross negligence, willful misconduct, or bad faith of the Escrow Agent.

12. Notices. It if further agreed as follows:

(a) All notices given hereunder will be in writing, served by registered or certified mail, return receipt requested, postage prepaid, or by hand-delivery, to the parties at the following addresses:

To the Company:

Green Plains Renewable Energy, Inc.

7945 West Sahara, Suite 107

Las Vegas, Nevada 89117

Attention:        Barry A. Ellsworth, Chief Executive Officer

Facsimile:        (702) 631-9308

with a copy to:

Blackburn & Stoll, LC

257 East 200 South, Suite 800

Salt Lake City, Utah 84111

Attention:        Eric L. Robinson, Esquire

Facsimile:        (801) 578-3552

To the Underwriter:

Anderson & Strudwick, Incorporated

707 East Main Street

20th Floor

Richmond, Virginia 23219

Attention:        L. McCarthy Downs, III

Facsimile:        (804) 648-3404

with a copy to:

Kaufman & Canoles, P.C.

Three James Center

1051 East Cary Street, 12th Floor

Richmond, Virginia 23219

Attention:        Bradley A. Haneberg, Esquire

Facsimile:        (804) 771-5777

to the Escrow Agent:

U.S. Bank Corporate Trust Svcs.

60 Livingston Avenue

EP-MN-WS3T

St. Paul, MN 55107-2292

Attn:    Olaleye Fadahunsi

Facsimile:        (651) 495-8087

with a copy to:

U.S. Bank National Association

15 West South Temple, 2nd Floor

Salt Lake City, UT 84101

Attn:    Kim Galbraith

Facsimile:        (801) 534-6013

12. Miscellaneous.

(a) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(b) If any provision of this Agreement shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

(c) This Agreement shall be governed by the applicable laws of Delaware.

(d) This Agreement may not be modified except in writing signed by the parties hereto.

(e) All demands, notices, approvals, consents, requests and other communications hereunder shall be given in the manner provided in this Agreement.

(f) This Agreement may be executed in one or more counterparts, an if executed in more than one counterpart, the executed counterparts shall together constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names, all as of the date first above written.

ANDERSON & STRUDWICK, INCORPORATED

By:	/s/ L. McCarthy Downs, III
L. McCarthy Downs, III Senior Vice President

GREEN PLAINS RENEWABLE ENERGY, INC.

By:	/s/ Barry A. Ellsworth, CEO
Barry A. Ellsworth, CEO

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Shirley Young
Name:	Shirley Young
Title:	Vice President